UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2015

Commission File Number: 000-53311

JayHawk Energy, Inc.

(Exact name of registrant as specified in its charter)

Colorado (State or other jurisdiction of incorporation or organization)	20-0990109 (I.R.S. Employer Identification No.)

611 E. Sherman Ave., Coeur d’Alene, Idaho 83814

(Address of principal executive offices) (Zip Code)

208-667-1328

 (Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

1.

On September 25, 2015 JayHawk Energy, Inc. (the “Company” or “JayHawk”) entered into a Second Line of Credit Modification Agreement (the “Agreement”) with Vast Exploration, LLC (“Vast”). The Agreement is attached hereto as Exhibit 10.1. The Agreement modifies that certain Revolving Credit Note entered into on June 30, 2015 and that certain Line of Credit Modification Agreement entered into on August 6, 2015. For more information regarding the Revolving Credit Note and Line of Credit Modification Agreement, please refer to the Company’s Current Reports on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on July 6, 2015 and August 11, 2015. The Agreement amends the conversion price in Section 3.6 of the Agreement to a non-variable conversion price of $0.005 per share of common stock to eliminate any provisions in the Agreement that may require derivative accounting.

Vast is a controlling shareholder of the Company, the contract operator of the Company’s oil and gas properties and an affiliate of Vast Petroleum Corp. – an entity that entered into a joint development agreement for the Company’s oil and gas operations in Kansas in May 2014. Vast Petroleum Corp. was not a party to the Agreement. Scott Mahoney, the Chairman of the board for the Company, is the individual who possesses voting and dispositive authority on behalf of Vast. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the approval of the Agreement.

The foregoing summary of the Agreement’s terms is qualified in its entirety by the Second Line of Credit Modification Agreement attached as Exhibit 10.1.

2.

On September 25, 2015 the Company executed a Warrant Purchase Agreement (the “Purchase Agreement”) pursuant to which the Company to plans to issue and sell securities, pursuant to Section 4(a)(2) of the Securities Act of 1933 and Regulation D Rule 506 promulgated thereunder. The terms of the Purchase Agreement allow a purchaser to receive a credit for its subscription for securities if the purchaser assumes certain accrued and/or contingent liabilities of the Company. The exercise price for the securities is $0.0050 per share for securities issued in exchange for the satisfaction of an assumed debt. The exercise price for the securities is $0.0025 per share for securities issued in exchange for the satisfaction of an assumed North Dakota liability. The securities are subject to adjustment for reverse and forward stock splits, stock dividends, stock combinations and other similar transactions of the Company’s common stock that occur after the date of the Purchase Agreement. Each purchaser is required to deliver to the Company, prior to the issuance of securities, the following: (a) immediately available funds sufficient to satisfy or otherwise terminate a given liability; or (b) a “receipt of funds and release of claims” executed by a creditor of the Company, or other evidence, in a form satisfactory to the Company in its sole discretion, of the satisfaction of a an assumed debt or North Dakota liability by the purchaser. The Purchase Agreement includes various standard representations and warranties of the purchaser, which include, a confirmation that a purchaser is an “Accredited Investor” as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933.

The Purchase Agreement includes the form of Warrant Agreement that will be used upon issuance of the securities by the Company.

The foregoing summary of the Warrant Purchase Agreement’s terms is qualified in its entirety by the fully executed Warrant Purchase Agreement entered into by and between the Company and Vast attached as Exhibit 10.2.

Vast is a controlling shareholder of the Company, the contract operator of the Company’s oil and gas properties and an affiliate of Vast Petroleum Corp. – an entity that entered into a joint development agreement for the Company’s oil and gas operations in Kansas in May 2014. Vast Petroleum Corp. was not a party to the Agreement. Scott Mahoney, the Chairman of the board for the Company, is the individual who possesses voting and dispositive authority on behalf of Vast. Mr. Mahoney, acting in his capacity of Chairman of the Board of the Company, recused himself from voting on the approval of the Agreement.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On September 29, 2015 a Special Meeting of the Shareholders of JayHawk was held at 10:00am local time at the Davenport Hotel in Spokane, Washington. The only item of business to be voted upon at the Special Meeting was the proposal to change the Company’s domicile from Colorado to Nevada. The vote to re-domicile the Company in Nevada passed by an overwhelming majority. The final voting results for the proposal were as follows: 125,923,777 votes for the re-domicile, 337,206 votes against the re-domicile and 304,752 votes abstaining.

Item 9.01

Financial Statements and Exhibits.

Exhibits

10.1

Second Line of Credit Modification Agreement

10.2

Warrant Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JAYHAWK ENERGY, INC.

/s/ Kelly J. Stopher

______________________________

By:  Kelly J. Stopher

Title: Interim President/CEO, CFO

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